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Neiman Marcus Group
Ginger Reeder
Vice President, Corporate Communications
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Ginger.Reeder@neimanmarcus.com

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MSL Group
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chris.luan@mslgroup.com

The Neiman Marcus Group, Inc. Announces First Expansion into China

Top U.S. Luxury Retailer Enters
Asian E-Commerce Market in Partnership with Glamour Sales Holding (HK)

     DALLAS, Texas and SHANGHAI, China, March 22, 2012 - Karen Katz, President and CEO of The Neiman Marcus Group, Inc., announced today that the company is making a non-controlling strategic investment in Glamour Sales Holding (HK), a privately held e-commerce company. This will be the company's first move into the fast-growing luxury retail market in China.

"We are taking this bold step to establish Neiman Marcus Group as an international brand," said Katz. "Our strategic investment in Glamour Sales gives us a tremendous partner and a strong foothold in a rapidly expanding luxury market."

Through Glamour Sales Holding, Neiman Marcus Group intends to launch an e-commerce website by the end of 2012. The site will feature an expertly curated mix of full-price, current-season offerings to reflect the discerning taste of the Chinese luxury customer. The site will have editorial content, fashion expertise and behind-the-scenes videos to make it a reliable and indispensable source of valuable insights about featured luxury brands.

Neiman Marcus Group will be investing $28 million in Glamour Sales Holding, to both help fuel the growth of Glamour Sales' existing and successful flash sales business in Asia and build a new branded e-commerce business. The two companies will combine talent to create a new team in China who will oversee the development, launch and management of the new website.

"We have a rich, century-long heritage with two prestigious brands - Neiman Marcus and Bergdorf Goodman. We believe that our vast experience and history of success in luxury and fashion, customer service and e-commerce, combined with Glamour Sales' keen understanding of the Chinese market, presents us with a unique opportunity to build a vibrant full-price, multi-brand, luxury online business in China," Katz added.

Glamour Sales Holding, founded in 2009 by veteran entrepreneurs, Olivier Chouvet and Alain Soulas, and joined in 2010 by Thibault Villet, operates the leading, authorized flash sales websites in Asia: Glamour-sales.com.cn in China and Glamour-sales.com in Japan. Flash sales, where online retailers provide a limited-time offer of high discounts on exclusive items, have proven to be tremendously successful in the European and U.S. markets. Glamour Sales is one of the first and most successful e-commerce sites, working exclusively and directly with brands, to bring this business model to the Asian market. Additionally, the Glamour Sales management team has more than half a century of cumulative experience in luxury brand management and development in Asia.

"We are delighted to be teaming up with the top luxury retailer in the world," said Olivier Chouvet, CEO of Glamour Sales. "This partnership represents the coming together of two pioneers. Neiman Marcus was the first luxury retailer to go online and Glamour Sales was the first to bring authorized flash sales to China. Together we look forward to offering Chinese customers the best merchandise and service available. And we will provide our customers with the peace of mind that comes from knowing that all of our luxury goods are authorized, authentic and sourced directly from the manufacturer."

About Neiman Marcus
Neiman Marcus, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Bergdorf Goodman and Horchow brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

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